Exhibit 10.2

September 1, 2015

James J. Cutillo

11012 Preservation Pt

Fishers, IN 46037

Re:	Consulting Terms

Dear Jim:

The purpose of this letter is to set forth the terms of the post-employment consulting agreement between you and Stonegate Mortgage Corporation (“Stonegate” or the “Company”).

1.	Purpose of Engagement

Upon the terms and subject to the conditions of this letter (“Consulting Agreement”), you agree to serve as a consultant to Stonegate and agree to perform the services set forth in Section 3 below (the “Services”). You agree to perform the Services diligently for Stonegate as set forth in this Consulting Agreement.

2.	Term

The term of your consulting engagement will be from September 11, 2015 until March 11, 2016 (the “Term”), unless it is sooner terminated or renewed, each as provided in this Consulting Agreement. You are under no obligation to continue this engagement beyond the Term. Additionally, you or Stonegate may terminate the Term before its scheduled expiration as provided in Section 6.

3.	Time and Services

During the Term, you agree to be available to provide services to Stonegate on a reasonable as-needed basis with regard to certain general management transition, information technology matters, and other matters with which you had been previously involved, as mutually agreed. Your hours will be mutually agreed but in no event are expected or intended to be greater than 20% of the average hours of services per month you previously performed in your prior capacity as an employee and director of the Company. You will be free to dispose of such portion of your time, efforts and services as you see fit, so long as you comply with all of the terms and conditions of this Consulting Agreement, your Employment Agreement, dated March 9, 2012 and amended May 14, 2013 (the “Employment Agreement”) and your Separation Agreement, dated September 1, 2015 (the “Separation Agreement”).

4.	Fees

During the Term you will receive a monthly retainer of $10,000 for up to 40 hours of service per month; to the extent your services exceed 40 hours in any month during the Term, you will be compensated at the rate of $150 per hour. The payments described in the preceding sentence are referred to as your “Fees”, and will be payable in cash and in arrears following the completion of each month of the Term. In addition, during the Term, Stonegate will provide you with administrative support appropriate for the Services being provided, as determined by Stonegate in its sole discretion, and reimburse actual out-of-pocket expenses reasonably incurred by you in connection with the Services (subject to Stonegate’s expense management policies, as in effect from time to time).

4.	Confidentiality

You acknowledge that in the course of the Term, you will acquire knowledge of Stonegate’s and its affiliates Confidential Information. In order to perform your obligations under this Consulting Agreement, you must necessarily acquire knowledge of such Confidential Information, all of which you acknowledge is not known outside the business of Stonegate and its affiliates, is known only to a limited group of their top employees and directors, is protected by strict measures to preserve secrecy, is of great value to Stonegate and its affiliates, is the result of the expenditure of large sums of money, is difficult for an outsider to duplicate, and disclosure of which would be extremely detrimental to Stonegate and its affiliates.

You acknowledge that all Confidential Information will at all times remain the property of Stonegate, and the Company will have free and unlimited access at all times to all materials containing Confidential Information and will have the right to claim and take possession of such materials on demand. Except as required by your duties to Stonegate, you will not, during the Term or thereafter, directly or indirectly use, divulge, disseminate, disclose, or publish any Confidential Information without having first obtained written permission from the Board of Directors of Stonegate to do so. You will safeguard and maintain secret all Confidential Information and all documents and things that include or embody Confidential Information. You acknowledge that the Company may receive confidential or proprietary information belonging to customers, or other third parties subject to Stonegate’s duty to not disclose said information. Accordingly, you hereby agree that you will not, either during the Term or at any time thereafter, disclose to anyone (except as authorized by Stonegate in the furtherance of its business), publish, or use in competition with Stonegate, any such third party confidential and proprietary information.

“Confidential Information” means any oral or written information disclosed to you or known by you as a consequence of or through your performing the Services for Stonegate relating to Stonegate’s or any affiliate’s business, products, processes, or services, including, but not limited to, information relating to research, development, discoveries, concepts, and ideas, whether patentable or not including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulas, as well as related improvements or know-how, works of authorship fixed in a tangible medium of expression, products under development, manufacturing, processes, formulas, strategic plans, purchasing, finance, accounting, revenues, costs or expenses, engineering, marketing, selling, suppliers, customer lists, customer requirements, trade secrets and the documentation thereof; provided, however, that Confidential Information will not include information that was: (i) publicly known prior to the date of disclosure or published or otherwise becomes publicly known after the date of disclosure through no fault of you; (ii) rightfully in the possession of or independently derived by a party to whom such information was disclosed whether before or after disclosure by you; or (iii) known to you prior to your employment by the Company.

If you are requested or become legally compelled to make any disclosure that is prohibited or otherwise constrained by this Consulting Agreement, you will provide Stonegate with prompt notice of the request so that it may seek an appropriate protective order or other remedy and you will only disclose so much of that Confidential Information as you are required to disclose by law. For the avoidance of doubt, nothing in this Consulting Agreement is intended to impair your right to make disclosures under the whistleblower provisions of any applicable law or regulation.

5.	Non-Disparagement

You agree not to make any statement that is intended to or would have the effect of libeling, slandering or disparaging the Company or its affiliates or any of their respective officers, directors or employees. The foregoing sentence will not prohibit you from making any statement or taking any actions required by law or legal process, including in connection with any dispute between you and the Company. You further agree that you will not make any public or widely disseminable statements (whether to the media or otherwise) regarding the Company or its affiliates or any of their respective officers, directors or employees.

6.	Renewal and Termination

You or the Company may terminate the Term for any reason before its scheduled expiration by written notice to the other, which notice may be effective immediately. No Fees will be payable for any period following the date of termination, and your Fees will be pro-rated for any partial month of service based on the actual hours of service performed relative to 40 hours. The Term may be renewed from time to time if agreed in writing by the Company and you (although neither party has any obligation to agree to a renewal).

7.	Miscellaneous

(a) Entire Agreement. Except as set forth below, this Consulting Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof. You hereby acknowledge that nothing herein will affect your obligations under the Employment Agreement, to the extent still applicable in accordance with its terms, or your Separation Agreement. The Company acknowledges that nothing herein will affect its obligations to you under the Employment Agreement or Separation Agreement. For the sake of clarity, and without limitation, the Company acknowledges and agrees that nothing herein will cancel, supersede, replace, prohibit or otherwise limit the termination benefits payable or to be provided to you pursuant to Section 2 of your Separation Agreement, all of which remain continuing obligations of the Company.

(b) Relationship. You are retained by the Company solely for the purposes and to the extent set forth in this Consulting Agreement, and your relationship to the Company will during the terms of this Consulting Agreement be that of an independent contractor. Other than pursuant to the termination benefits in your Separation Agreement, you will not be eligible to participate in Stonegate’s benefit plans, equity plans, severance plans, or other benefit arrangements maintained by the Company.

(c) Taxes. You will be solely responsible for the payment of federal, state and/or local income, FICA, SECA or any other taxes arising as a result of the payment of your any Fees or other amounts under this Consulting Agreement. It is the parties’ intent that the payments and benefits provided under this Consulting Agreement be exempt from the definition of “non-qualified deferred compensation” within the meaning of Section 409A of the Code, and this Consulting Agreement will be interpreted accordingly. To the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation”, then this Consulting Agreement is intended to comply with Section 409A of the Code and the Consulting Agreement shall be interpreted accordingly.

(d) Waiver, Modification or Cancellation. Any waiver, alteration, amendment or modification of any of the provisions of this Consulting Agreement or cancellation or replacement of this Consulting Agreement will not be valid unless in writing and signed by both parties.

(e) Assignment; Successors. Any attempt to assign or transfer any rights, duties, or obligations herein will render such attempted assignment or transfer null and void. The interests, rights, powers, duties and liabilities of the parties hereto will be binding upon, and will inure to the benefit of, the respective successors of the parties.

(f) Governing Law. Except to the extent subject to federal law, this Consulting Agreement will be deemed to be made under, and in all respects will be interpreted, construed and governed by and in accordance with, the laws of the State of Indiana applicable to agreements made and to be performed entirely within such state.

(g) Severability. If any provision of this Consulting Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Consulting Agreement will not be affected.

(h) Notices. Any notices given under this Consulting Agreement (i) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (ii) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of Stonegate at the Company’s corporate headquarters.

(i) Counterparts. This Consulting Agreement may be executed electronically or by facsimile and in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Consulting Agreement, which is enclosed for your convenience.

Very truly yours,

Stonegate Mortgage Corporation

/s/ Michael J. McElroy
Michael J. McElroy
General Counsel

Accepted and Agreed:

/s/ James J. Cutillo
James J. Cutillo